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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated February 26, 1998 in Post-Effective
Amendment No. 2 to the Registration Statement (Form S-1 No. 333-6011) of The Manufacturers Life Insurance Company of North America.

Our audit also included the financial statement schedules of The Manufacturers Life Insurance Company of North America listed in Item 16(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                               Ernst & Young LLP


Boston, Massachusetts
April 8, 1998